Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Plum Acquisition Corp. I Form S-4 filed under the Securities Act of 1933, as amended, of our report dated December 21, 2023, with respect to our audits of the consolidated financial statements of Veea Inc. and Subsidiaries as of December 31, 2022 and 2021, and for the years then ended.

/s/ PKF O’Connor Davies, LLP

New York, NY

January 5, 2024